Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Strong First Quarter 2012 Results

•	Same-store merchandise sales up 6.7%

•	Retail net merchandise margin of 33.5%

•	Average retail fuel gallons per store up 5.8%

•	4 new stores opened year-to-date, 11 under construction

CORPUS CHRISTI, Texas, May 9, 2011 - Susser Holdings Corporation (NASDAQ: SUSS) today reported strong financial and operating results for the quarter ended April 1, 2012.
Same-store merchandise sales increased by 6.7 percent, compared with growth of 5.6 percent a year earlier. Average retail gallons per store increased 5.8 percent year-over-year, versus growth of 3.2 percent in the first quarter of last year.
Retail net merchandise margin was 33.5 percent, versus 34.0 percent in the first quarter a year ago. Retail fuel margins before credit card expense averaged 13.3 cents per gallon, compared with 15.3 cents a gallon a year ago and a first quarter average of 12.4 cents per gallon for the previous five years.
Adjusted EBITDA(1) was $22.9 million in the first quarter, down less than 1 percent from a year ago. Consolidated gross profit totaled $123.0 million, up 6.3 percent versus the first quarter of 2011.
Due to seasonality, the first quarter is typically Susser's lowest volume quarter. Net loss was $528,000, or $0.03 per diluted share, versus a net loss of $23,000, or $0.00 per diluted share in the first quarter of last year.
Total revenues for the first quarter increased 21 percent from a year earlier, to $1.4 billion. The increase was driven by a 19.1 percent increase in retail fuel revenues, a 30.5 percent increase in wholesale fuel sales, and an 11.4 percent increase in merchandise sales. The higher fuel revenues were driven by increases in both volumes sold and selling prices.
“Traffic through our stores remains brisk, and we saw increased sales across all of our key categories” said Sam L. Susser, President and Chief Executive Officer.
“Our Laredo Taco Company® in-store restaurants continue to deliver good unit sales growth which, along with the co-purchases, is offsetting pressure in cigarette margins. We currently operate 334 stores with restaurants, 320 of which are Laredo Taco Company® locations.
“Our net income and Adjusted EBITDA were negatively impacted by lower fuel margins in the first quarter, as wholesale gasoline costs increased by approximately 65 cents per gallon from the beginning to the end of the quarter.

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Retail fuel margins were still above our previous five-year average for that quarter. Compared to a year ago, the two-cent drop in retail fuel margin reduced our earnings by about $3.2 million, or 16 cents a share, and reduced our Adjusted EBITDA by about $4.9 million. Growth in merchandise, fuel volume and solid expense control mitigated most of the reduction in retail fuel margin.
“Our stores continue to benefit from a strong Texas economy. Interestingly, since the U.S. economy hit bottom in September 2008, only seven of the 100 biggest metro areas have added net new jobs, and five are in Texas. Out of those five, four are key market areas for our retail and wholesale operations: McAllen/Edinburg, Houston, San Antonio and Austin - so we are very well positioned in our markets.
“We're using new technology very effectively inside and outside our stores to help us hold down costs, improve operating efficiency and enhance the customer experience. We expect these technology and other operational initiatives to add directly to our bottom line this year and into the future,” Susser said.
New Convenience Store/Wholesale Dealer Site Update
Susser opened one large-format Stripes® convenience store during the first quarter and closed two smaller stores, for a total of 540 in operation as of April 1. So far in the second quarter, three additional stores have opened, one has closed and 11 others are currently under construction. The company expects to open 25 to 30 new Stripes stores this year.
In the wholesale fuel business, we added seven dealer sites and discontinued five for a total of 567 contracted branded dealer sites as of April 1. The Company expects to add 25 to 35 new dealer sites in 2012 and typically discontinues service to 10 to 20 lower volume sites in most years.
Financing Update
No new financing was required during the first quarter of 2012. Net debt at April 1 totaled $322.8 million, based on total debt of $451.1 million, less cash of $128.3 million. The Company's ratio of net debt to trailing 12-months Adjusted EBITDA(1) improved 5 basis points versus the fourth quarter, to 1.9 times. The Company had no outstanding borrowings under our revolving credit facility and $15.3 million in standby letters of credit, leaving borrowing capacity on the revolver at April 1 of $104.7 million.
During the first quarter the Company invested $24 million in new store construction, land purchases and other capital expenditures.
First Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $226.1 million in the first quarter, an increase of $23.1 million, or 11.4 percent year-over-year. Approximately $13.6 million of the increase came from stores that have been in operation a year or more, with the remainder from new stores added over the last four quarters. Same-store merchandise sales increased 6.7 percent, versus growth of 5.6 percent for the same period a year ago. Food service, beer, packaged drinks, snacks and candy drove the growth.

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Net merchandise margin as a percentage of sales was 33.5 percent, compared with 34.0 percent a year ago. The small decline primarily reflects lower cigarette margins. Merchandise gross profit was $75.7 million, up 9.7 percent versus a year ago.
Retail Fuel - Retail fuel volumes in the first quarter increased 8.8 percent versus a year ago to 208.1 million gallons. Average gallons sold per store per week increased 5.8 percent from a year ago to approximately 30,000 gallons. Revenues from retail fuel sales totaled $736.4 million, up 19.1 percent from the first quarter of last year, reflecting a 31-cent-per-gallon increase in average pump prices, along with the impact of the increased gallons sold.
Retail fuel gross margin averaged 13.3 cents per gallon, compared with 15.3 cents per gallon in the first quarter of last year. After deducting credit card expense, net fuel margin was 7.9 cents per gallon, compared with a net 10.3 cents per gallon a year ago. Retail fuel gross profit declined by 5.4 percent versus a year ago to $27.7 million, reflecting the lower fuel margin.
Wholesale Fuel - Wholesale fuel volumes sold to 567 independent, contracted dealers and other third-party customers increased 17.0 percent from a year ago to 141.6 million gallons. Wholesale fuel revenues increased 30.5 percent versus the first quarter of last year, to $438.8 million. The revenue increase is the result of a 32-cent-per-gallon increase in average wholesale selling prices, along with the increase in gallons sold.
Wholesale gross margin was 5.0 cents per gallon, versus 5.1 cents per gallon in the first quarter of last year. Wholesale fuel gross profit increased by 14.0 percent from a year ago to $7.1 million.
2012 Guidance Update
The Company is reaffirming its previously-issued 2012 full-year guidance as follows:

FY 2012 Guidance
Merchandise Same-Store Sales Growth	3.0%-6.0%
Merchandise Margin, Net of Shortages	33.25%-34.25%
Retail Average Per-Store Gallons Growth	1.0%-4.0%
Retail Fuel Margin (cents/gallon) (a)	16.0-19.0
Wholesale Fuel Margin (cents/gallon)	4.0-6.0
Rent Expense (million)	$45-$47
Depreciation, Amortization & Accretion Expense (million)	$50-$55
Interest Expense (million)	$40-$43
New Retail Stores (b)	25-30
New Wholesale Dealer Sites (b)	25-35
Gross Capital Spending (million) (c)	$130-$150
Net Capital Spending (million) (c)	$130-$150

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for fiscal year 2011 and 5.4 cents per gallons for the first quarter 2012. The Company has provided quarterly fuel margin history on its website.

(b)	Numbers do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

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(c)
Gross capital spending includes acquisitions and purchase of intangible assets. Net capital spending is gross capital spending less proceeds from sale leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

First Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss first quarter results. To participate in the call, dial 480-629-9818 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via webcast on Susser's web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through May 16 by calling 303-590-3030 and using the pass code 4532919#. A webcast archive will be available for approximately 60 days on Susser's web site.
Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business with approximately 1,100 company-operated or contracted locations. The Company operates over 540 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 330 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to approximately 565 independent dealers through its wholesale fuel division.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to build or acquire and successfully integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness and dependence on our subsidiaries for cash flow generation; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's annual report on Form 10-K for the year ended January 1, 2012 and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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SUSSER HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	April 3, 2011	April 1, 2012
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$203,017	$226,070
Motor fuel sales	954,481	1,175,206
Other income	11,635	13,111
Total revenues	1,169,133	1,414,387
Cost of sales:
Merchandise	134,006	150,343
Motor fuel	918,961	1,140,403
Other	447	689
Total cost of sales	1,053,414	1,291,435
Gross profit	115,719	122,952
Operating expenses:
Personnel	38,409	41,912
General and administrative	9,666	10,934
Other operating	34,098	36,556
Rent	11,316	11,772
Loss (gain) on disposal of assets and impairment charge	629	(293)
Depreciation, amortization and accretion	10,902	12,563
Total operating expenses	105,020	113,444
Income from operations	10,699	9,508
Other income (expense):
Interest expense, net	(9,937)	(10,327)
Other miscellaneous	(34)	(42)
Total other expense, net	(9,971)	(10,369)
Income (loss) before income taxes	728	(861)
Income tax (expense) benefit	(750)	335
Net loss	(22)	(526)
Less: Net income attributable to noncontrolling interests	1	2
Net loss attributable to Susser Holdings Corporation	$(23)	$(528)
Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$0.00	$(0.03)
Diluted	$0.00	$(0.03)
Weighted average shares outstanding:
Basic	17,078,100	20,609,213
Diluted	17,078,100	20,609,213

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SUSSER HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 1, 2012	April 1, 2012
	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents	$120,564	$128,305
Accounts receivable, net of allowance for doubtful accounts of $647 at January 1, 2012, and $407 at April 1, 2012	75,275	89,727
Inventories, net	98,723	105,149
Other current assets	19,620	14,720
Total current assets	314,182	337,901
Property and equipment, net	474,243	485,709
Other assets:
Goodwill	244,398	244,398
Intangible assets, net	48,268	46,789
Other noncurrent assets	14,879	15,952
Total assets	$1,095,970	$1,130,749
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$143,088	$178,825
Accrued expenses and other current liabilities	49,564	49,061
Current maturities of long-term debt	1492	1,511
Total current liabilities	194,144	229,397
Revolving line of credit	—	—
Long-term debt	449,837	449,633
Deferred gain, long-term portion	30,888	30,330
Deferred tax liability, long-term portion	68,216	67,833
Other noncurrent liabilities	17,950	17,658
Total liabilities	761,035	794,851
Commitment and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,374,451 issued and 20,814,800 outstanding as of January 1, 2012; 21,395,403 issued and 20,954,779 outstanding as of April 1, 2012	210	210
Additional paid-in capital	269,368	269,587
Treasury stock, common shares, at cost; 559,651 as of January 1, 2012; and 440,624 as of April 1, 2012	(9,629)	(8,358)
Retained earnings	74,199	73,670
Total Susser Holdings Corporation shareholders’ equity	334,148	335,109
Noncontrolling interest	787	789
Total shareholders’ equity	334,935	335,898
Total liabilities and shareholders’ equity	$1,095,970	$1,130,749

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended
	April 3, 2011	April 1, 2012
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$203,017	$226,070
Motor fuel – retail	618,120	736,405
Motor fuel – wholesale	336,361	438,801
Other	11,635	13,111
Total revenue	$1,169,133	$1,414,387
Gross Profit:
Merchandise	$69,011	$75,727
Motor fuel – retail	29,313	27,725
Motor fuel – wholesale	6,207	7,078
Other	11,188	12,422
Total Gross Profit	$115,719	$122,952
Adjusted EBITDA (1):
Retail	$20,373	$19,262
Wholesale	4,630	5,222
Other	(1,886)	(1,536)
Total Adjusted EBITDA	$23,117	$22,948
Retail merchandise margin	34.0%	33.5%
Merchandise same store sales growth	5.6%	6.7%
Average per retail store per week:
Merchandise sales	$29.7	$32.2
Motor fuel gallons	28.2	29.8
Motor fuel gallons sold:
Retail	191,302	208,137
Wholesale	121,007	141,581
Average retail price of motor fuel	$3.23	$3.54
Motor fuel gross profit cents per gallon:
Retail	15.3 ¢	13.3 ¢
Wholesale	5.1 ¢	5.0 ¢
Retail credit card cents per gallon	5.1 ¢	5.4 ¢

(1) See following Reconciliation of Non-GAAP Measures to GAAP Measures.

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted
EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreement and indentures.

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We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•
they are used as performance and liquidity measures under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	April 3, 2011	April 1, 2012
	(dollars in thousands)
Net loss attributable to Susser Holdings Corporation	$(23)	$(528)
Depreciation, amortization and accretion	10,902	12,563
Interest expense, net	9,937	10,327
Income tax expense (benefit)	750	(335)
EBITDA	21,566	22,027
Non-cash stock-based compensation	888	1,172
Loss (gain) on disposal of assets and impairment charge	629	(293)
Other miscellaneous expense	34	42
Adjusted EBITDA	23,117	22,948
Rent	11,316	11,772
Adjusted EBITDAR	$34,433	$34,720

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The following table presents a reconciliation of net cash provided by (used in) operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	April 3, 2011	April 1, 2012
	(dollars in thousands)
Net cash provided by operating activities	$20,834	$30,562
Changes in operating assets & liabilities	(2,926)	(17,166)
Amortization of deferred financing fees/debt premium/discount, net	(809)	(853)
Gain (loss) on disposal of assets and impairment charge	(629)	293
Non-cash stock-based compensation	(888)	(1,172)
Noncontrolling interest	(1)	(2)
Deferred income tax	(4,703)	215
Excess tax benefits from stock-based compensation	1	158
Interest expense, net	9,937	10,327
Income tax expense (benefit)	750	(335)
EBITDA	21,566	22,027
Non-cash stock-based compensation	888	1,172
Gain (loss) on disposal of assets and impairment charge	629	(293)
Other miscellaneous	34	42
Adjusted EBITDA	23,117	22,948
Rent	11,316	11,772
Adjusted EBITDAR	$34,433	$34,720